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                                                                   EXHIBIT 10.65


                             AMERICAN AIRLINES, INC.

              2000 INCENTIVE COMPENSATION PLAN FOR OFFICERS AND KEY
                                   EMPLOYEES

Purpose

The purpose of the 2000 American Airlines Incentive Compensation Plan ("Plan") for officers and key employees is to provide greater incentive to officers and key employees of American Airlines, Inc. ("American"), to achieve the highest level of individual performance, and to meet or exceed specified goals which will contribute to the success of American.

Definitions

Capitalized terms not otherwise defined in the Plan will have the meanings set forth in the 1998 Long Term Incentive Plan, as amended (the "LTIP").

"AMR" is defined as AMR Corporation.

"AMR Minority Interest" is defined as outside stockholder's equity in earnings
(loss) of AMR subsidiaries other than American Airlines, Inc.

"Adjusted Investment" is defined as the sum of American's notes payable, current maturities of long-term debt and capital leases, long-term debt, capital leases, Present Value of Operating Leases, and stockholders' equity, and any extraordinary or unusual items which may be added or deducted by the Committee.

"Affiliate" is defined as a subsidiary of AMR or any entity that is designated by the Committee as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.

"American" is defined as AMR Corporation less AMR subsidiaries other than American Airlines, Inc. and subsidiaries of American Airlines, Inc.

"Average Adjusted Investment" is defined as the sum of Adjusted Investment as of 12/31/99, 3/31/00, 6/30/00, and 9/30/00, divided by four.

"Calculated Amortization of Operating Leases" is defined as the amortization expense associated with the Capitalized Value of Operating Leases as if such leases


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were accounted for as capital leases, and is determined by the straight line method over the lease term.

"Capitalized Value of Operating Leases" is defined as the initial present value of the lease payments required under American's aircraft operating leases over the initial stated lease term, calculated using a discount rate of Prime plus one percent.

"Committee" is defined as the Compensation/Nominating Committee of the AMR Board of Directors.

"Competitors" is defined as Continental Airlines (CO), Delta Airlines (DL), Northwest Airlines (NW), United Airlines (UA) and US Airways (US).

"DOT Rank" is defined as American's relative rank with respect to its Competitors in the category of arrivals+14 (A+14) as determined by the U.S. Department of Transportation (DOT). This ranking is based on DOT's aggregated A+14 data for the second, third, and fourth quarters of the Plan year.

"Fund" is defined as the incentive compensation fund, if any, accumulated in accordance with this plan.

"Maximum ROI" is defined as 14.23%.

"Named Executive Officers" is defined as the officers of American who are named in the AMR proxy statement for the year in which awards under the Plan are paid.

"Plan Earnings" is defined as the sum of American's pre-tax income, interest expense, aircraft rental expense, AMR Minority Interest Expense, and any accruals for American's Pilot Variable Compensation Plan, TWU Profit Sharing Plan, Employee Profit Sharing Plan, and Incentive Compensation Plan, less Calculated Amortization of Operating Leases and any accounting adjustments or extraordinary or unusual items which may be added or deducted by the Committee.

"Present Value of Operating Leases" is defined as the present value of the lease payments required under American's aircraft operating leases over the remaining lease term, calculated using the discount rate used in the determination of the Capitalized Value of Operating Leases. Amounts for 3/31/00, 6/30/00, and 9/30/00 are computed by determining the difference between the Present Value of Operating Leases as of 12/31/00 and 12/31/99 and allocating the difference evenly over the four quarters of 2000.

"Prime" is defined as the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks which is published daily in The Wall Street Journal.

"Qualified Earnings" is defined as base pay, overtime, holiday pay, skill premiums, longevity pay, sick pay, vacation pay, shift differential, market rate differential,


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overrides and license premiums and does not include such things as travel and incidental expenses, moving expenses, relocation allowance (COLA), payouts from any retirement plan, disability payments, Workers Compensation payments, imputed income from D-3 service charges or life insurance, nor does it include any special monetary awards or allowances such as IdeAAs in Action payments, lump sum payments, or incentive compensation or profit sharing payments.

"Return on Investment" or "ROI" is defined as Plan Earnings divided by Average Adjusted Investment, stated as a percentage.

"Survey America Rank" is defined as American's relative rank with respect to its Competitors in the category of "Overall Rating of Travel Experience" in the coach cabin as reported in Plog Inc.'s Survey America. The Survey America ranking is based on aggregated data for American and its Competitors from the second, third, and fourth quarters of the Plan year.

"Target Award" is defined as the award (stated as a percentage of Qualified Earnings) for an eligible participant when Target ROI is achieved; subject, however, to adjustment by the Committee or senior management, as the case may be, based upon the participant's individual performance.

"Target ROI" is defined as 11.0%.

"Threshold ROI" is defined as 6.4%.

Eligibility for Participation

In order to be eligible to participate in the Plan, an individual must be an officer or key employee (as designated by American's Chairman and CEO) of American. Additionally, the individual must have been employed by American or an Affiliate as an officer or key employee for at least three consecutive months during the Plan year. The three months service requirement may be waived in cases of mandatory retirement prior to completing three months of service.

During a Plan year, individuals with less than twelve months eligibility in the Plan may be eligible to participate in the Plan on a pro rata basis, at the discretion of the Committee. In addition, the Committee, at its discretion, may permit participation by officers and key employees of Affiliates who have been so employed by the Affiliate for at least three consecutive months during the Plan year.

Notwithstanding the forgoing, however, an officer or key employee will not be eligible to participate in the Plan if such officer or key employee is, at the same time, eligible to participate in a commission, incentive, profit sharing or other bonus compensation program sponsored by American or an Affiliate, unless the Committee otherwise decides.


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In order to receive an award under the Plan, an individual must satisfy the aforementioned eligibility requirements and must be an employee of American or an Affiliate at the time an award under the Plan is paid. If at the time awards are paid under the Plan, an individual has retired from American or an Affiliate, is on leave of absence with reinstatement rights, is disabled, or has died, the award which the individual otherwise would have received under the Plan but for such retirement, leave, disability, or death may be paid to the individual, or his/her estate in the event of death, at the discretion of the Committee.

The Incentive Compensation Fund

Performance will be measured by ROI and the Fund will accumulate based on that performance. The Fund is established at 50% of the Target Award when ROI is equal to 6.4%.

Beyond the Threshold ROI, the Fund will accumulate on a linear basis such that at the Target ROI of 11.0%, the Fund size equals 100% of Target Awards. Following the attainment of Target ROI, the Fund will accumulate on a linear basis such that maximum awards are funded at Maximum ROI and beyond.

The Fund will not exceed an amount equal to 175% of the Target Award at ROI levels above 14.23% based purely on the financial measure. The Fund may exceed 175% of the Target Award on the basis of customer service rankings, as discussed below. The Fund will not exceed an amount equal to 200% of the Target Award at any ROI levels regardless of customer service rankings.

At each level of ROI greater than or equal to the Threshold ROI, the Fund will either increase by an additional 10 or 25 percent of target or decrease by 10 percent of target, according to whether the following customer service measures are met. For 2Q00, 3Q00 and 4Q00:

         If American's DOT Rank is 1 or 2; and if American's Survey America Rank is 1 or 2, the Fund will be increased by 25 percent of target. If American ranks 1 or 2 on one measure; and ranks 3 or 4 on the other measure, the Fund will be increased by 10% of target. If American ranks 5 or 6 on one measure but not the other; or if American ranks 3 or 4 on both measures, the Fund will not change. If American's DOT Rank is 5 or 6; and American's Survey America Rank is 5 or 6, the Fund will be decreased by 10 percent of target.


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Percentage Target Award in Addition to the Fund


              ---------------- ----------------- ----------------
           1        0%               10%               25%
           2     Of target        Of target         Of target
              ---------------- ----------------- ----------------
DOT A+14   3        0%                0%               10%
Ranking    4     Of target        Of target         Of target
              ---------------- ----------------- ----------------
           5       (10%)              0%               0%
           6     Of target        Of target         Of target
              ---------------- ----------------- ----------------
                6        5        4        3        2       1

                            Survey America Ranking
                          (Overall coach experience)


Allocation of Individual Awards

The Chairman and CEO of American, in consultation with the executive and senior vice presidents of American will determine awards for non-officer eligible employees based upon the eligible employee's performance. An award under the Plan to a non-officer eligible employee, when combined with any other award for the Plan year whether such other award is under an incentive compensation, commission, profit sharing or other bonus compensation plan, may not exceed 100% of such eligible employee's base salary.

The Committee, in consultation with the Chairman and CEO of American, will determine awards for officers of American, including the Named Executive Officers. The awards for officers will be equal to the appropriate Target Award, plus any enhancement for operating performance, adjusted for individual performance. The award for a Named Executive Officer will be equal to the appropriate Target Award, plus any enhancement for operating performance. In no event, will an award to an officer, including a Named Executive Officer, exceed the amount set forth in Section(11b) of the 1998 LTIP.

The aggregate of all awards paid hereunder will not exceed the lesser of: (2.0 times the Fund at Target ROI) or (50% of the total base salaries of all eligible participants in the Plan). If an award is made under the Plan that is greater that the amount determined in accordance with the appropriate Target Award plus an enhancement for operating performance, such differential will be from the general fund of American. In the discretion of the Committee, the Fund may not be fully distributed.


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Administration

The Committee shall have authority to administer and interpret the Plan, establish administrative rules, approve eligible participants, and take any other action necessary for the proper operation of the Plan. In calculating ROI the Committee may include or exclude special or non-recurring items. Notwithstanding anything to the contrary contained herein, no awards will be made under the Plan unless awards are also made under the 2000 American Airlines Employee Profit Sharing Plan, the 2000 Pilot Variable Compensation Plan for members of the Allied Pilots Association, and the 2000 TWU Profit Sharing Plan for members of the Transport Workers Union. The amount if any, of the Fund shall be computed by the General Auditor of American based on a certification of ROI by AMR's independent auditors. A summary of awards under the Plan shall be provided to the Committee at the first regular meeting following determination of the awards.

Method of Payment

The Committee will determine the method of payment of awards. Except as provided herein, awards shall be paid as soon as practicable after audited financial statements for the year 2000 are available. Individuals, except retirees, may elect to defer their awards into a 401(k) plan established by American or AMR or into a deferred compensation program, if any, administered by American or AMR.

General

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or participant the right to be retained in the employ of American or an Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive payment of such incentive compensation as may have been expressly awarded by the Committee.

In the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of American, whether similar or dissimilar, (each a "Force Majeure Event"), which Force Majeure Event affects American or its subsidiaries or its Affiliates, the Committee in its sole discretion, may (i) terminate or (ii) suspend, delay, defer (for such period of time as the Board may deem necessary), or substitute any payments due currently or in the future under the Plan,


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including, but not limited to, any payments that have accrued to the benefit of participants but have not yet been paid.

In consideration of the employee's privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American, or its Affiliate, to any unauthorized party and, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American, or its Affiliate, or after such employment is terminated, and
(iii) not to solicit any current employees of American, or its Affiliate, to join the employee at his or her new place of employment after his or her employment with American, or its Affiliate, is terminated.

The Board of Directors may amend, suspend, or terminate the Plan at any time.



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